Exhibit 10.1

[●], 2025

Iron Dome Acquisition I Corp.

244 Fifth Avenue, Suite #1814

New York, New York 10001

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between Iron Dome Acquisition I Corp., a Cayman Islands exempted company (the “Company”), and D. Boral Capital, LLC and ARC Group Securities LLC, as representatives (the “Representatives”) of the underwriters ( the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 20,000,000 of the Company’s units (“Units”) (or up to 23,000,000 Units in the aggregate, which includes up to 3,000,000 Units that may be purchased by the Underwriters to cover over-allotments, if any), each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (each, an “Ordinary Share”), and one-half of one redeemable public warrant (each whole warrant, a “Warrant”), which terms of the Public Offering may be changed according to the disclosure that will be filed with the Securities and Exchange Commission (the “Commission”) before the consummation of the Public Offering. Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the Commission. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Iron Dome Acquisition I Parent LLC, a Delaware limited liability company (“Sponsor”), and the other undersigned persons and each person who hereafter becomes a party to this Letter Agreement (each, an “Insider” and collectively, the “Insiders”), hereby agree with the Company as follows:

1. Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, the Sponsor and each Insider shall (i) vote any Shares then owned by Sponsor and each Insider, respectively, whether acquired in the Public Offering or the secondary public market, in favor of any proposed Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) and (ii) not redeem any Shares owned by Sponsor and each Insider in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, Sponsor and each Insider agrees that it, he or she will not sell or tender any Shares owned by it, him or her in connection herewith. If the Insider breaches its obligations under this Section 1, the Sponsor shall have the right to acquire any Founder Shares beneficially owned by the Insider for a purchase price of $0.10 per share. If the Insider has transferred such Founder Shares to another person and is therefore not able to return the Founder Shares, the Insider shall be obligated to pay Sponsor an amount in cash equal to $10.00 multiplied by the number of Founder Shares such Insider has transferred. For the avoidance of doubt, such payment shall not preclude the Company or Sponsor from seeking any additional remedies or damages resulting from the Insider’s breach of this Agreement.

2.  Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering or (i) beyond 24 months from the closing of the Public Offering, by amendment of the Company’s amended and restated memorandum and articles of association, as they may be amended from time to time (the “Articles”), as disclosed in the Prospectus (the “Completion Window”), Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of Permitted Withdrawals (as defined below)), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Sponsor and each Insider agrees not to propose any amendment to the Articles (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within the Completion Window, or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of Permitted Withdrawals), divided by the number of then issued and outstanding Offering Shares.

Sponsor and each Insider acknowledges that Sponsor and each Insider has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by Sponsor or each Insider if the Company fails to complete a Business Combination within the Completion Window.

Sponsor and each Insider hereby further waives, with respect to any Shares held by Sponsor and each Insider, any redemption rights Sponsor and each Insider may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Shares and (y) a shareholder vote to amend the Articles (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within the Completion Window, or (z) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity (although Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares that Sponsor or each Insider then holds, if the Company fails to consummate a Business Combination within the Completion Window).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, Sponsor and each Insider shall not, without the prior written consent of the Representatives, Transfer any Units, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares; provided, however, that the foregoing does not apply (i) to the forfeiture of any Founder Shares pursuant to their terms, (ii) to the Transfer of Founder Shares to any current or future independent director of the Company for their board service (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer), or (iii) any Transfer permitted under paragraph 7(c) hereof (as long as such transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to the Insiders at the time of such transfer). Each of the Insiders and Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a Transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.

4.  In the event of the liquidation of the Trust Account, Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of Sponsor or any other Insider) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or (ii) a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of the Company by Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of the Offering Shares (or a higher amount per Offering Share if the Trust Account is overfunded on a per-share basis) or (ii) the actual amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share (or a higher amount per Offering Share if the Trust Account is overfunded on a per-share basis) is then held in the Trust Account due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the funds in the Trust Account which may be withdrawn to pay Permitted Withdrawals, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, Sponsor shall not be responsible to the extent of any liability for such third party claims. Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to Sponsor, Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 3,000,000 Units (or as described in the Prospectus), Sponsor (and the other holders of Founder Shares thereof as applicable) agree that they shall forfeit, at no cost, a number of Founder Shares in the aggregate equal to 750,000 (or as described in the Prospectus) multiplied by a fraction, (i) the numerator of which is 3,000,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 3,000,000 (or as described in the Prospectus). All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as surrenders for no consideration of such Founder Shares as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the number of Founder Shares will equal an aggregate of 20.0% of the Company’s issued and outstanding Shares after the Public Offering. Sponsor further agrees that to the extent that (i) the size of the IPO is increased or decreased and (ii) Sponsor has either purchased or sold Ordinary Shares or an adjustment to the number of Founder Shares has been effected by way of a share sub-division, share dividend, share consolidation, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the IPO, then (A) the references to 3,000,000 (or as described in the Prospectus) in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of Ordinary Shares included in the Units issued in the IPO and (B) the reference to 750,000 (or as described in the Prospectus) in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Ordinary Shares that Sponsor would have to return to the Company in order to hold (together with the Founder Shares held by the other undersigned) an aggregate of 20.0% of the sum of the Company’s issued and outstanding Offering Shares and Founder Shares immediately after the IPO.

6. Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by Sponsor or Insider of any of Sponsor or Insider’s obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) Sponsor and each Insider agrees that, with respect to the Founder Shares that each of Sponsor and each Insider, directly or indirectly, holds: it, he or she shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion of the Founder Shares) until the earlier of (A) six (6) months after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (such lock-up period, the “Founder Shares Lock-up Period”).

(b) Sponsor and each Insider agrees that Sponsor and each Insider shall not Transfer any Private Placement Warrants (or Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Company’s initial Business Combination (such lock-up period, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares, and that are held by the Sponsor, any Insider or any of their Permitted Transferees (as defined below) that have complied with this paragraph 7(c), are permitted:

(i) to any of the Company’s officers, directors, employees, any affiliate or family member of any of the Company’s officers, directors, employees, any members or partners of the Initial Shareholders or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Initial Shareholders, or any employees of such affiliates;

(ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person, or to a charitable organization;

(iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, pursuant to a qualified domestic relations order;

(v) in the case of a trust by distribution to one or more permissible beneficiaries of such trust;

(vi) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with an extension of the Completion Window or in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the securities were originally purchased;

(vii) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination;

(viii) in the event of the Company’s liquidation prior to the Company’s completion of its initial Business Combination;

(ix) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of Sponsor that holds any Private Placement Warrants or any Ordinary Shares, as the case may be, upon liquidation or dissolution of such subsidiary; and

(x) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; or

(xi) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (ix).

provided, however, that, in the case of clauses (i) through (vi) and (ix) through (xi), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Letter Agreement.

8. Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company and the Representatives, if any, is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, none of Sponsor, any Insider, or any affiliate of Sponsor or any Insider, nor any director or officer of the Company shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: (i) repayment of a loan and advances made to the Company by Sponsor or an affiliate of Sponsor to cover offering-related and organizational expenses; (ii) payment to Sponsor of a total of $10,000 per month for office space, administrative and support services; (iii) payment of customary fees for financial advisory services; (iv) reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination; and (v) repayment of any other loans, on such terms as to be determined by the Company from time to time, made by Sponsor or an affiliate of Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination; provided that if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment.

10. Sponsor and each Insider represents and warrants, severally and not jointly, that Sponsor and each Insider have full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer, advisor or director on the board of directors of the Company, as applicable, and hereby consents to being named in the Prospectus as an officer, advisor or director of the Company, as applicable.

11. As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities; (ii) “Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “Founder Shares” shall mean the Company’s 5,750,000 Class B ordinary shares, par value $0.0001 per share, (or 5,000,000 shares if the over-allotment option is not exercised in full by the Underwriters) initially issued to Sponsor and outstanding immediately prior to the consummation of the Public Offering; (iv) “Initial Shareholders” shall mean Sponsor and any Insider that holds Founder Shares; (v) “Permitted Withdrawals” shall mean amounts to be withdrawn from the Trust Account to pay the Company’s franchise and income taxes, provided that all permitted withdrawals can only be made (x) from interest earned (less up to $100,000 interest to pay dissolution expenses) and not from the principal held in the Trust Account and (y) only to the extent such interest is in amount sufficient to cover the Permitted Withdrawal amount; (vi) “Private Placement Warrants” shall mean the Warrants to purchase up to an aggregate of 2,000,000 Ordinary Shares of the Company that Sponsor has agreed to purchase for an aggregate purchase price of $2,000,000 or $1.00 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vii) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (viii) “Section 16” shall mean Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and certain proceeds from the sale of the Private Placement Warrants (to the extent overfunded) shall be deposited; and (x) “Transfer” shall mean to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any security or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver and (2) Sponsor.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, Sponsor and each Insider and their respective successors, heirs and assigns and Permitted Transferees.

14. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and Permitted Transferees.

15. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

17. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

18. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

19.  This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by [●], 20251; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

20. This Letter Agreement may be executed in any number of original, facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com or www.echosign.com) or other transmission method, and each of such counterparts shall for all purposes be deemed to be an original duly and validly delivered and valid and effective for all purposes. All such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

[1]	NTD: Sponsor team to advise outside date.

Sincerely,

By:
Name:
Title:

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

Iron Dome Acquisition I Corp.

By:
Name:
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]